This supplement relates to the Prospectus for offers and sales of Common Stock dated May 10, 2004.	Registration Nos. 333-115350, 333-87260 and 333-103734. This filing is made pursuant to Rule 424(b)(3) and (c) of the Securities Act of 1933, as amended.

2006 SUPPLEMENT

To Prospectus for Offers and

Sales of Common Stock of

Fortune Brands, Inc.

By Certain Selling Stockholders

This Supplement dated April 20, 2006 to the Prospectus dated May 10, 2004 relating to offers and sales of award shares and retirement plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder’s important papers. Additional copies of the May 10, 2004 Prospectus will not be sent to Selling Stockholders in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 520 Lake Cook Road, Deerfield, Illinois 60015. Capitalized terms used in this supplement have the meanings set forth in the Prospectus.

Date. The date of this supplement is April 20, 2006.

Information Regarding Selling Stockholders and Award Shares and Retirement Plan Shares Covered by the Prospectus. The Prospectus covers 3,389,881 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of April 13, 2006:

•	incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plans, or

•	stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

•	performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 2003 Plan, the 1999 Plan and the 1990 Plan.

The Prospectus also covers 13,295 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on April 13, 2006 by the Trustee of the Retirement Savings Plan.

There are set forth in the following table opposite the name of each of the Selling Stockholders:

1.	Under the heading “Shares of common stock beneficially owned”,

•	the shares of our common stock beneficially owned by the Selling Stockholder on April 13, 2006 (except, as stated in Note (c) after the table, beneficial ownership is disclaimed as to certain shares), including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before June 12, 2006 of options that we have granted, plus

•	the number (if any) of shares of our common stock held on April 13, 2006 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder’s undivided proportionate beneficial interest in all such shares;

2.	Under the heading “Retirement Savings Plan Shares”, the number (if any) of shares of our common stock held on April 13, 2006 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder’s undivided proportionate beneficial interest in all such shares and offered by the Prospectus;

3.	Under the heading “Award shares acquired or which may be acquired and offered”, the shares of our common stock that

•	have been acquired by the Selling Stockholder pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

•	may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of April 13, 2006, and

•	may be offered or sold by the Selling Stockholder using the Prospectus.

4.	Under the heading “Shares of common stock to be owned after completion of the offering”, the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on April 13, 2006. This number represents all shares the Selling Stockholders beneficially owned on April 13, 2006 that were acquired from a source other than the Retirement Savings Plan, the Director Plans, the 2003 Plan, the 1999 Plan or the 1990 Plan.

Certain options granted pursuant to the Employee Plans and the Director Plans may be transferred to a member of a Selling Stockholder’s immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate Governance Committee and our Corporate Employee Benefits Committee, and from the Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of ACCO Brands Corporation, effective August 16, 2005, (2) the spin-off of Gallaher Group Plc, effective May 30, 1997, and (3) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively.

Selling Stockholder	Present principal positions or offices with us or affiliates*	(1) Shares of common stock beneficially owned (a)(b)(c)	(2) Retirement Savings Plan Shares (a)	(3) Award shares acquired or which may be acquired and offered (b)(d)	(4) Shares of common stock to be owned after completion of offering (c)
Patricia O. Ewers	Director	26,031		20,467	5,564
Thomas C. Hays	Director	296,562	3,994	270,234	22,335
Pierre E. Leroy	Director	8,182		6,778	1,350
Gordon R. Lohman	Director	25,343		23,843	1,500
A. D. David Mackay	Director	100		0	100
Eugene A. Renna	Director	21,211		15,041	6,170
J. Christopher Reyes	Director	14,799		8,965	5,834
Anne M. Tatlock	Director	30,325		23,843	6,482
David M. Thomas	Director	18,688		15,088	3,600
Norman H. Wesley	Director; Chairman of	925,202		1,463,533	2,000
	the Board and Chief
	Executive Officer
Peter M. Wilson	Director	20,607		20,467	140
Mark Hausberg	Senior Vice	171,795	1,171	242,777	0
	President-Finance and
	Treasurer
Nadine A. Heidrich	Vice President and	52,174		94,198	0
	Corporate Controller
Christopher J. Klein	Senior Vice	74,249		236,579	0
	President-Strategy and
	Corporate Development
Craig P. Omtvedt	Senior Vice President	245,272	2,543	496,807	0
	and Chief Financial
	Officer
Mark A. Roche	Senior Vice President,	294,518	5,587	451,261	0
	General Counsel
	and Secretary

*	Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mr. Leroy, who has been a director since September 30, 2003, Mr. Mackay, who has been a director since January 13, 2006, and Mr. Klein, who has been Senior Vice President Strategy and Corporate Development since April 29, 2003. Mr. Hays plans to retire from the Board of Directors following the Annual Meeting of Stockholders on April 25, 2006.

(a)	The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 1,116; Mark Hausberg, 1,171; Craig P. Omtvedt, 1,367; Mark A. Roche, 3,892. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 2,878; Craig P. Omtvedt, 1,176; and Mark A. Roche, 1,695.

(b)	The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before June 13, 2006 of options that we granted included in the numbers shown in Columns (1) and (3) are as follows: Patricia O. Ewers, 20,467; Thomas C. Hays, 234,060; Pierre E. Leroy, 6,778; Gordon R. Lohman, 23,843; Eugene A. Renna, 10,496; J. Christopher Reyes, 8,965; Anne M. Tatlock, 23,843; David M. Thomas, 15,088; Norman H. Wesley, 798,949; Peter M. Wilson, 20,467; Mark Hausberg, 144,783; Nadine A. Heidrich, 46,075; Christopher J. Klein, 62,976; Craig P. Omtvedt, 197,392; and Mark A. Roche, 241,473. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

(c)	To the best of our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person’s name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares. He has no voting and investment power for 4,000 shares for which his wife is the beneficiary. With respect to all 9,107 shares he disclaims beneficial ownership. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

(d)	The numbers of shares in Column (3) include shares covered by performance awards granted under the 2003 Plan and the 1999 Plan if the maximum performance goals to which such awards relate are met for the performance periods 2004-2006, 2005-2007 and 2006-2008. The number of shares of Common Stock so covered is as follows: Norman H. Wesley, 169,910; Mark Hausberg, 17,766; Nadine A. Heidrich, 12,782; Christopher J. Klein, 45,356; Craig P. Omtvedt, 69,371; Mark A. Roche, 45,356. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

Market Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on April 13, 2006 was $77.60.

Documents Incorporated by Reference. We have specifically incorporated by reference herein and made a part hereof, the following: (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which incorporates by reference certain information from our Proxy Statement for the 2006 Annual Meeting of Stockholders, (b) our Current Reports on Form 8-K dated January 4, January 11, January 17, February 2, February 6, February 10, and March 2, (c) our Amended Current Reports on Form 8-K/A dated February 22, and April 7, 2006 (d) the description of our common stock, par value $3.125 per share, set forth under the heading “Comparison of Stockholder Rights” on pages 58 to 66 of Amendment No. 2 to our Registration Statement on Form S-4 dated April 12, 2006, and (e) future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering by the Selling Stockholders is completed. Each of these documents is on file with the Securities and Exchange Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Prospectus or this supplement.

See the section titled “Where You Can Find More Information” in the Prospectus for more information on ways to obtain information about us.

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